Exhibit (n)(1)

Multiple Class of Shares Plan

For

Spartan Index Funds

Dated December 1, 2012

This Amended and Restated Multiple Class of Shares Plan (the "Plan"), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act") for the portfolios (each, a "Fund") of the respective Fidelity Trusts (each, a "Trust") as listed on Schedule A.

1. Classes Offered. Each Fund may offer up to five classes of its shares: Class F, Investor Class, Fidelity Advantage Class, Institutional Class, and Fidelity Advantage Institutional Class (each, a "Class").

2. Class Eligibility. Class F, Investor Class, Fidelity Advantage Class, Institutional Class, and Fidelity Advantage Institutional Class are subject to the respective eligibility requirements set forth below. If a Fund has not previously issued separate classes of shares, all of its currently outstanding shares will be designated as Investor Class shares.

A. Class F

i. Class F shares are only available for purchase by mutual funds for which Fidelity Management & Research Company ("FMR") or an affiliate serves as investment manager.

B. Investor Class

i. Investor Class shares generally require a minimum initial purchase of $2,500 and ongoing balance of $2,000.

ii. There is no minimum balance or initial purchase minimum for investments through Portfolio Advisory Services, a mutual fund or a qualified tuition program for which FMR or an affiliate serves as investment manager, certain Fidelity retirement accounts funded through salary deduction, or fund positions opened with the proceeds of distributions from such retirement accounts or from a Fidelity systematic withdrawal service.

C. Fidelity Advantage Class

i. Investment Minimums. Fidelity Advantage Class shares generally require a minimum initial purchase and ongoing balance as described below:

(a) Fidelity Advantage Class shares held by individual investors are generally subject to a $10,000 minimum initial purchase and ongoing balance per Fund. For individual accounts maintained by FMR or its affiliates and for omnibus accounts for which an affiliate of FMR provides recordkeeping services, FMR or an affiliate will monitor account balances at the individual account level.

(b) Fidelity Advantage Class shares held by employer-sponsored retirement plans (including profit sharing, 401(k), 403(b), 457(b), and similar plans) are subject to a $100 million investment minimum per Fund at the plan sponsor level, except for plans for which an affiliate of FMR provides recordkeeping services and which are marketed and distributed directly to plan sponsors and participants without any assistance or intervention from any intermediary distribution channel.

(c) There is no minimum balance or purchase minimum for eligible qualified wrap program accounts. A qualified wrap program is (1) a program whose adviser certifies that it has investment discretion over $100 million or more in client assets invested in mutual funds at the time of certification; (2) a program in which the adviser directs transactions in accounts participating in the program in concert with changes in a model portfolio; and (3) is managed by an adviser who agrees to give FMR sufficient information to permit FMR to identify the individual accounts in the wrap program.

(d) There is no minimum balance or purchase minimum for fund positions opened with the proceeds of distributions from a Fidelity systematic withdrawal service.

ii. Omnibus Accounts

(a) FMR will require that an intermediary holding Fidelity Advantage Class shares in an omnibus account certify that it will be able to offer Fidelity Advantage Class shares in accordance with the terms of this 18f-3 plan and the Fund's prospectus. Intermediaries may include, but are not limited to, broker-dealers, institutional accounts, insurance, bank trust, third-party administrators and registered investment advisors.

D. Institutional Class

i. Institutional Class shares are only available for purchase by employer-sponsored retirement plans (including profit sharing, 401(k), 403(b), 457(b), and similar plans) for which an affiliate of FMR provides recordkeeping services.

ii. Institutional Class shares held by employer-sponsored retirement plans are generally subject to a $5 million investment minimum per Fund at the plan sponsor level.

iii. Employer-sponsored retirement plans whose assets initially do not meet the investment minimum may qualify for Institutional Class shares upon account creation if it is anticipated that the plan will satisfy the minimum within a limited period of time (generally 120 days).

E. Fidelity Advantage Institutional Class

i. Fidelity Advantage Institutional Class shares are only available for purchase by employer-sponsored retirement plans (including profit sharing, 401(k), 403(b), 457(b), and similar plans) for which an affiliate of FMR provides recordkeeping services.

ii. For All Funds (except Spartan 500 Index Fund): Fidelity Advantage Institutional Class shares held by employer-sponsored retirement plans are generally subject to a $100 million investment minimum per Fund at the plan sponsor level.

iii. For Spartan 500 Index Fund: Fidelity Advantage Institutional Class shares held by employer-sponsored retirement plans are generally subject to a $200 million investment minimum per Fund at the plan sponsor level.

iv. Employer-sponsored retirement plans whose assets initially do not meet the investment minimum may qualify for Fidelity Advantage Institutional Class shares upon account creation if it is anticipated that the plan will satisfy the minimum within a limited period of time (generally 120 days).

3. Distribution and Service Arrangements. Class F, Investor Class, Fidelity Advantage Class, Institutional Class, and Fidelity Advantage Institutional Class shares shall each have a different arrangement for shareholder services or the distribution of securities or both.

4. Redemption Fee. Each class shall be subject to a redemption fee (short-term trading fee) as set forth in Schedule A to this Plan and further described in each Fund's prospectus.

5. Allocations. Income, gain, loss, and expenses shall be allocated under this Plan as follows:

A. Class Expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: transfer agent fees. Class level expenses may be waived, limited, or reimbursed by a Fund's investment adviser or any of its affiliates, in accordance with Rule 18f-3.

B. Fund Income, Gain, Loss, and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each Class of an equity fund in a manner consistent with Rule 18f-3(c)(1)(i) and to each Class of a fixed-income fund in a manner consistent with Rule 18f-3(c)(1)(iii). As necessary to limit class net asset value per share divergences and ensure that the annualized rates of return of the classes generally differ only to the extent of the expense differentials among the classes, dilution caused by share purchases and redemptions, booking of trades, and accrual of expenses based on prior-day net assets shall be allocated to each class based on relative net assets.

C. Distribution and Shareholder Service Arrangements. Each Class shall arrange for the provision of (and, if applicable, pay any expenses related to) the distribution and shareholder services arrangements related to that Class.

6. Conversion Privileges. All conversions pursuant to this paragraph 6 shall be made on the basis of the relative net asset values of the two Classes, without the imposition of any sales load, fee, or other charge.

A. Voluntary Conversions:

i. Conversion into Fidelity Advantage Class. Shares of Investor Class may be converted into Fidelity Advantage Class shares, provided that following the conversion the shareholder meets applicable eligibility requirements for Fidelity Advantage Class, and is entitled to receive services consistent with Fidelity Advantage Class shares. Shareholders eligible for Fidelity Advantage Class may opt to remain in Investor Class shares.

ii. Conversion into Investor Class. Shares of Fidelity Advantage Class may be converted into Investor Class shares at the election of the Fidelity Advantage Class shareholder, provided that following the conversion the shareholder meets applicable eligibility requirements for Investor Class and is entitled to receive services consistent with Investor Class shares.

B. Involuntary Conversions:

i. Conversion into Investor Class. Investors that no longer meet the eligibility requirements for Fidelity Advantage Class may have their shares converted into Investor Class shares. Any such conversion will be preceded by written notice to the investor.

ii. Conversion into Investor Class or Fidelity Advantage Class. Shares of Institutional Class may be converted into Investor Class or Fidelity Advantage Class, as applicable, if a retirement plan is no longer eligible to offer Institutional Class shares. Any such conversion will be preceded by written notice to the investor.

iii. Conversions into Investor Class, Fidelity Advantage Class or Institutional Class. Shares of Fidelity Advantage Institutional Class may be converted into Investor Class, Fidelity Advantage Class or Institutional Class, as applicable, if a retirement plan is no longer eligible to offer Fidelity Advantage Institutional Class shares. Any such conversion will be preceded by written notice to the investor.

iv. Conversion into Institutional Class or Fidelity Advantage Institutional Class. Shares of Investor Class, Fidelity Advantage Class and Institutional Class may be converted into Institutional Class or Fidelity Advantage Institutional Class, as applicable, if the fund is made available as an investment option under a retirement plan.

7. Exchange Privileges.

A. Class F: Shares of Class F may not be exchanged for shares of any class of a Fidelity Fund.

B. Investor Class: Shares of Investor Class may be exchanged for shares of (i) any other Spartan Index Fund: Investor Class; (ii) any other Spartan Index Fund: Fidelity Advantage Class; and (iii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds. Exchanges are subject to minimum investment limitations and other eligibility requirements of the applicable class of shares of each fund.

C. Fidelity Advantage Class: Shares of Fidelity Advantage Class may be exchanged for shares of (i) any other Spartan Index Fund: Fidelity Advantage Class; (ii) any other Spartan Index Fund: Investor Class; and (iii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds. Exchanges are subject to minimum investment limitations and other eligibility requirements of the applicable class of shares of each fund.

D. Institutional Class and Fidelity Advantage Institutional Class. Shares of Institutional Class and Fidelity Advantage Institutional Class may be exchanged for shares of any class of a Fidelity fund available through an investor's Retirement Plan.

8. Voting Rights. Each Class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

9. Effective Date of Plan. This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each Class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

10. Amendment of Plan. Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each Class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

11. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

12. Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in each Trust's Declaration of Trust or other organizational document, any obligations assumed by any Fund or Class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or Class and its assets, as the case may be, and shall not constitute obligations of any other Fund or Class of shares. All persons having any claim against a Fund, or any Class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or Class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, Class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.